Consent of Independent Accountants

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of our report dated February 3, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of the International Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Experts," "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
April 24, 2000